101 JFK Parkway ? Short Hills, NJ 07078
news release

Contact:  Domenick Cama ISBC
(973) 924-5105
dcama@isbnj.com

Investors Bancorp, Inc. Announces 2009 Annual Meeting Results, Director Retirement, and Change in Fiscal Year End

Short Hills NJ – PR NEWSWIRE – November 3, 2009 – Investors Bancorp, Inc. (NASDAQ:ISBC)(“Company”), the holding company for Investors Savings Bank (“Bank”), held its 2009 Annual Meeting of Stockholders on Tuesday, October 27, 2009
 at 9:00 a.m., local time at The Murray Hill Inn, 535 Central Avenue, New Providence, New Jersey 07094.

At the Annual Meeting, Patrick J. Grant, Kevin Cummings, Joseph H. Shepard III were elected to serve as Directors, each for a three-year term.  The Company’s stockholders also ratified the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending June 30, 2010.

The Company announced the retirement of John A. Kirkpatrick, a member of the boards of directors of Investors Bancorp, Inc. and Investors Savings Bank since 1992, retired effective October 27, 2009. Each of the Boards of Directors of Investors Bancorp, Inc. and Investors Savings Bank boards was reduced to eleven members. The responsibilities of chairman of the audit committee will be shared by directors Brian D. Dittenhafer and Stephen J. Szabatin as co-chairmen.

The Company also announced its Board of Directors approved a change in the Company’s fiscal year end from June 30 to December 31. The change will become effective at the end of the quarter ending December 31, 2009 with the filing of the Company’s Form 10-K.

About Investors Bancorp, Inc.

Investors Bancorp, Inc. is the holding company for Investors Savings Bank, which operates from its corporate headquarters in Short Hills, New Jersey, and 65 branch offices located in Essex, Hunterdon, Middlesex, Monmouth, Morris, Ocean, Passaic, Somerset, Union and Warren Counties, New Jersey. For more information, please visit the Company's website at http://www.isbnj.com.